Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 19, 2022 (except for Note 2(e), as to which the date is February 24, 2023) with respect to the consolidated financial statements of NeoTV Group Limited contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON ZHITONG CERTIFIED PUBLIC ACCOUNTANTS LLP

Shanghai, China

March 14, 2023